EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made to be effective as of March 1, 2013 (“Effective Date”) by and among RiceBran Technologies, a California corporation with principal offices located at 6720 N Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“RBT”), RBT PRO LLC, a Delaware limited liability company and a wholly owned subsidiary of RBT (“RBT PRO”), and DSM New Business Development B.V., a private company with limited liability organized under the laws of the Netherlands, with its principal place of business at Mauritslaan 49, Urmond, the Netherlands, and registered at the Trade Register Zuid-Limburg under number 14044796, ("DSM"). “Parties” shall mean DSM, RBT PRO and RBT collectively, and “Party” shall mean any one of the Parties.

RECITALS

A.           DSM. DSM has developed various food and feed related technologies, including enzyme technology, fermentation technology and general food processing and application technologies regarding food and feed ingredients.

B.           RBT. RBT is engaged in the processing, development, marketing and sales of rice bran and rice bran derived food and feed ingredients and technologies.

C.           R & D Agreement. DSM and RBT entered into a Joint Research and Development Agreement dated August 15, 2011 (“R&D Agreement”) for the purpose of performing joint research and development for the development of rice bran derived products and related business development activities, as more fully described in the R&D Agreement. Pursuant to the R&D Agreement, it was agreed, among other things, that DSM would obtain ownership of the Foreground Technology (as defined below) for the purpose of allowing it to administer the legal protection and maintenance of the Foreground Technology for the benefit of both Parties as specified in the R&D Agreement.

D.           Foreground and Background Technologies.  As a result of the research conducted pursuant to the R&D Agreement, the Parties developed certain intellectual property and know-how referred to in the R&D Agreement as the “Foreground Technology,” which Foreground Technology is owned by DSM. The commercial exploitation of the Foreground Technology might require the use of certain intellectual property and know-how owned by RBT and certain intellectual property and know-how owned by DSM that is referred to in the R&D Agreement as the “Background Technology.”

E.           Termination of R&D Agreement. The Parties have terminated the R&D Agreement. Under the terms of the R&D Agreement, upon its termination DSM agreed to promptly provide to RBT a license with respect to the Foreground Technology and the DSM Background Technology, and RBT agreed to promptly provide to DSM a license with respect to the RBT Background Technology.

F.           License. The Parties desire to confirm (i) DSM’s grant to RBT PRO of license rights to the Foreground Technology and the DSM Background Technology, and (ii) RBT’s grant to DSM and RBT PRO of license rights to the RBT Background Technology.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

AGREEMENT

1.           Certain Definitions.  The following terms, when used in this Agreement, shall have the respective meanings set forth below, except as otherwise required by context. Words in the singular shall include the plural and terms used in plural shall include the singular, unless expressly or implicitly limited. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of greater than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or greater than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreement” means this License Agreement, including all exhibits and schedules referenced herein.

“Claim” is defined in Section 8.2.

“Costs of Development” shall have the meaning given to such term in the R&D Agreement.

“Defending Party” is defined in Section 8.2.

“DSM Background Technology” means any of DSM’s IP Rights and Know-How possessed or controlled before DSM entered into the R&D Agreement or developed or acquired independently of the Project that is necessary for the exploitation of the Foreground Technology and was listed as accepted for use in the execution of the Project. Such DSM Background Technology shall be agreed upon in good faith by the Parties and designated in a document to be attached hereto as Exhibit A-1 within thirty (30) days following the Effective Date and upon being agreed upon and attached shall thereby be incorporated into this Section. DSM Background Technology shall not include any rights to use materials of third parties that are commercially available to RBT PRO (e.g. included in a catalogue).

“DSM Licensed IP” is defined in Section 2.1.

“Effective Date” is defined in the preamble to this Agreement.

“Field” means the development of rice bran derived products as described in the Project Plan, the subsequent development, modification and improvement of such products as permitted herein, and the proposed business development uses for the Foreground Technology with respect to applications for rice bran protein and rice bran fiber.

“Foreground Technology” means the IP Rights and Know-How generated by the Parties (i) in the course of and as a result of item 2a of the Project Plan concerning hexane de-fatted rice bran (which item 2a addressed standard hexane based oil extraction, followed by enzyme assisted protein extraction from de-fatted rice bran), and (ii) methods and practices for reducing arsenic levels in rice bran and rice bran products. The Parties agree that notwithstanding any contrary provisions of the R&D Agreement, the foregoing comprises all of the IP Rights and Know-How generated by either party in the course of and as a result of the Project and constitutes all of the “Foreground Technology” as such term is defined in the R&D Agreement.

 “Infringement Claim” is defined in Section 8.3.

 “IP Rights” means patents, patent applications, provisional applications and other statutory rights in inventions, copyrights, database rights, utility models and other similar or equivalent forms of statutory protection, wherever in the world or arising or available.

“Know-How” means the technical know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulae and other technical information, whether or not patentable.

“Licensed IP” is defined in Section 2.2.

“Licensee” means the Party receiving the applicable license rights granted to such Party by the Licensor hereunder.

“Licensor” means the Party granting the applicable license rights licensed to the Licensee hereunder.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Product” means any product within the Field that embodies, incorporates or is produced with the Licensed IP and is made during the term hereof.

“Project” means the collaborative research and development project performed by the Parties under the R&D Agreement as described more fully in the Project Plan.

“Project Plan” means the description of the Project that was attached to the R&D Agreement, and all amendments, revisions and updates thereto made by the Parties and by the Parties’ Steering Committee for the Project, a copy of which is attached to this Agreement as Exhibit C.

“RBT Background Technology” means any of RBT’s IP Rights and Know-How possessed or controlled before RBT entered into the R&D Agreement  or developed or acquired independently of the Project that is necessary for the exploitation of the Foreground Technology and was listed as accepted for use in the execution of the Project.  Such RBT Background Technology shall be agreed upon in good faith by the Parties and designated in a document to be attached hereto as Exhibit A-2 within thirty (30) days following the Effective Date and upon being agreed upon and attached shall thereby be incorporated into this Section. RBT Background Technology shall not include any rights to use materials of third parties that are commercially available to DSM (e.g. included in a catalogue).

“R&D Agreement” is defined in Recital C.

“Technology” means the IP Rights and Know-How collectively.

“Third Party Claim” is defined in Section 8.2.

“Validity Claim” is defined in Section 8.3.

2.           Licenses.

2.1         DSM License Grant.  Subject to the terms and conditions set forth herein, DSM hereby grants to RBT PRO:

 (a)    A world-wide, non-royalty-bearing, perpetual, irrevocable, transferable (subject to Section 22), non-exclusive, sub-licensable (but only in connection with a sublicense of the corresponding Foreground Technology) license to and under the DSM Background Technology necessary for the proper exploitation of the Foreground Technology and the right to develop, modify and improve such technology solely in connection with the proper exploitation of the Foreground Technology; and

 (b)    A worldwide, non-royalty-bearing, perpetual, irrevocable, transferable (subject to Section 22), non-exclusive, sub-licensable, license to and under the Foreground Technology to use, commercialize, and make use of such Foreground Technology (with or without the DSM Background Technology) within the Field, including without limitation the right to have made, produce, sell, offer for sale, import and/or export within the Field products and services related to or produced with the Foreground Technology and the development, modification and improvement of the Foreground Technology.

The DSM Background Technology and the Foreground Technology licensed to RBT PRO pursuant to this Section 2.1 are collectively referred to herein as the “DSM Licensed IP.”

2.2         RBT License Grant.  Subject to the terms and conditions set forth herein, RBT hereby grants to DSM and RBT PRO a world-wide, non-royalty-bearing, perpetual, irrevocable, transferable (subject to Section 22), non-exclusive, sub-licensable, license, to and under the RBT Background Technology necessary for the proper exploitation of the Foreground Technology and the right to develop, modify and improve such technology solely in connection with the proper exploitation of the Foreground Technology.  The RBT Background Technology and the DSM Licensed IP are collectively referred to herein as the “Licensed IP.”

2.3         Limitations.  The foregoing notwithstanding, the Parties agree and understand that in no event shall the Licensed IP include any rights to (i) any of the Licensor’s trademarks, or (ii) any of the Licensor’s IP Rights, Know-How or other proprietary rights for any purposes, uses or applications other than with respect to the Field as set forth in this Agreement. All uses of the Licensed IP shall be in accordance with the provisions of this Agreement and neither Party shall use the Licensed IP other than as permitted pursuant to the terms of this Agreement.

2.4         Subsidiaries.  Either Party may extend the rights granted to it under this Agreement to any subsidiary of that Party that comprises an Affiliate, whether now or hereafter existing or created, provided that such subsidiary agrees in writing to be bound by all terms and conditions of this Agreement.

3.           Non-Royalty-Bearing Perpetual License.

3.1         Royalty Free.  For the avoidance of doubt, each of DMS and RBT agree that the perpetual license rights granted pursuant to Section 2.1 and Section 2.2 shall be non-royalty-bearing and each respective Licensor and Licensee accepts such license on that basis.

3.2         Waiver by RBT and RBT-PRO. RBT and RBT-PRO hereby irrevocably and unconditionally waive their rights as set forth in the R & D Agreement to claim from DSM or any subsidiary, Affiliate or successor of DSM, whether now or hereafter existing or created, that any royalty or other compensation based on or related to any revenues from any commercialization by DSM, its Affiliates or licensees of applications of the Foreground Technology in whatever way or to claim any other compensation for any other reason in this respect.

3.3         Waiver by DSM.  DSM hereby irrevocably and unconditionally waives, on behalf of itself, and on behalf of its officers, directors, affiliates, employees, equity holders and successors, any of their rights as set forth in the R&D Agreement to claim from RBT, RBT-PRO or any of their subsidiaries, Affiliates or successors, whether not or hereafter existing or created, that any royalty or other compensation based on or related to any commercialization by RBT, RBT-PRO, their Affiliates, successors or licensees of applications of the Foreground Technology in whatever way or to claim any other compensation or royalty for any other reason in this respect.

4.           Term.  The licenses granted hereunder are perpetual.

5.           Covenants; Representations and Warranties.  Each Party covenants and agrees that it shall conduct its business in a manner reasonably designed to protect the Licensed IP of the other Party, and other than in connection with bringing or defending against a claim brought under the terms of this Agreement, it shall not attack, challenge, dispute or disparage the title of the Licensor in and to such Party’s Licensed IP.  Each Party represents and warrants that it has all the necessary power and authority to execute and perform its obligations under this Agreement, and that it’s execution, delivery, and performance of its obligations under this Agreement shall not conflict with or violate any laws to which it is subject, or any agreement or other obligation directly or indirectly applicable to it or binding upon its assets.

THE LICENSES UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND NO LICENSOR MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT LIMITATION, NO LICENSOR MAKES ANY REPRESENTATION OR WARRANTIES (I) OF COMMERCIAL UTILITY, (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR (III) NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS.  NO LICENSOR WARRANTS THAT LICENSED PRODUCTS PRODUCED WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF THE PATENTS OR ANY OTHER RIGHTS OF ANY THIRD PARTY.

6.           Ownership of Technology; Improvements.  Each Party acknowledges that as between the Parties the Licensor is the sole and exclusive owner of all right, title and interest in, to and under the Licensed IP of the Licensor and that the Licensee has and will hereby acquire no rights in the other Party’s Licensed IP other than the license rights granted herein. Without limiting the generality of the foregoing, all right, title and interest in, to and under any and all Technology comprising developments, enhancements or improvements to any Licensed IP will be solely and exclusively owned by the Party making the development, enhancement or improvement and will not be part of the Licensed IP.

7.           No Termination.  No Party may terminate this Agreement nor the license rights granted to the other Party under this Agreement.  Upon a breach by a Party of any terms of this Agreement that remains uncured for a period forty-five (45) days following written notice from another Party of the breach in sufficient detail to enable the Party in breach to cure, and with the opportunity by such Party in breach to cure during such period, the Parties not in breach shall have the right to recover monetary damages against the Party in breach, but shall not have the right to terminate the license rights granted under this Agreement.

8.           Infringement; Patent Protection and Maintenance.    Each Licensor shall from time to time take all steps which it may consider necessary to protect its rights to the Licensed IP of such Party, and the Licensee agrees forthwith to communicate to the Licensor any infringements or threatened infringements of the Licensor’s Licensed IP which may come to its notice. Licensor shall have no obligation to maintain or enforce any patents that may issue and become part of the Licensed IP and nothing in this Section 8 shall impose upon a Licensor any obligation to incur any expense in enforcing the Licensor’s Licensed IP.

8.1.        Patent Applications and Maintenance.  Except as provided below, Licensor shall be responsible for paying all costs associated with applying for, prosecuting, obtaining, maintaining and renewing patents that may issue from the applications included in the Licensed IP for the full term of such patents.  Licensor will have sole authority and discretion to make decisions relating to whether and how to apply for, prosecute, obtain, maintain and renew the patents and applications included in the Licensor’s Licensed IP.  Licensor shall promptly notify Licensee if Licensor declines to (i) apply for a patent with respect to the Licensor’s Licensed IP for any jurisdiction that Licensee requests that a patent application be submitted, (ii) pursue prosecution of a patent application that is included in such Licensor’s Licensed IP, or (iii) maintain or renew any patents included in the Licensor’s Licensed IP. Following such notice, Licensee may, with notice to Licensor, elect to apply for a patent in such jurisdiction, or continue the prosecution of such patent application (or maintenance of such patent) at Licensee’s expense, provided, however, that Licensor shall retain all ownership rights to any patents that may issue with respect to such Licensed IP.

8.2.        Defending an Infringement Lawsuit.  Except to the extent of an Indemnity Claim pursuant to Section 10.2, each Party (“Defending Party”) shall be responsible for all expenses, including, but not limited to, legal fees, associated with defending any patent infringement claim, demand or cause of action (“Claim”) brought by a third party alleging that the manufacture, use or sale of a Product (or component thereof) by such Party or its Affiliates, licensees, distributors, or agents infringes the patent rights or other intellectual property rights of the third party (a “Third Party Patent Claim”).  If any Third Party Patent Claim is asserted against a Defending Party, that Party will promptly notify the other Party in writing of such Claim.  The Defending Party will have the sole right to employ counsel and to direct the handling of such Third Party Patent Claim and litigation and any settlement thereof, provided, that the other Party may participate at its own in expense in the defense of the Third Party Patent Claim.  If the third party asserts a Claim against the other Party, the Defending Party shall employ counsel and direct the handling of such Third Party Patent Claim as it relates to such other Party, at the Defending Party’s expense.  The Parties shall cooperate with each other with respect to any Third Party Patent Claim and shall provide to the other Party all information in such Party’s possession (subject to attorney-client privilege and attorney work product considerations) regarding such Third Party Patent Claim.  The Defending Party shall not settle the Third Party Patent Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

8.3.        Bringing an Infringement Action.  If either Party has reason to believe that a third party may be infringing any of the rights included in the Licensed IP, such Party shall promptly notify the other Party.  The owner of the Licensed IP shall, in its discretion, have the first right to elect to enforce the Licensed IP against such third party, through legal action or otherwise (an “Infringement Claim”), and such Party shall have the sole right to employ counsel and to direct the handling and settlement of any Infringement Claim (whether made as part of an Infringement Claim or otherwise) alleging the invalidity of any patent included within such Party’s Licensed IP (a “Validity Claim”).  The Licensee agrees to reasonably cooperate at the Licensor’s expense and reasonable request with the Licensor in such Infringement Claim or Validity Claim. In addition, each Licensee shall reasonably cooperate with Licensor in actions to prevent such infringements or threatened infringements. If Licensor initiates such Infringement Claim, Licensor shall be entitled to retain any recovery which it may obtain in any such action brought by Licensor.  If Licensor elects not to commence steps to enforce the Licensed IP within three (3) months after notice of the possible infringement is given between Licensor and Licensee, and Licensee can demonstrate that the potential infringement may result in material lost Product sales for such Licensee, then the Licensee may, after providing at least fifteen (15) days prior notice to Licensor, institute a lawsuit or other action against the third party to prevent continuation of such infringement.  If a Licensee properly initiates such lawsuit or other action, the Licensee shall be responsible for all expenses, including, but not limited to, legal fees, associated with bringing such an Infringement Claim, and the Licensee shall be entitled to retain any recovery which it may obtain in any such Infringement Claim brought by that Licensee.  Notwithstanding the foregoing, in any such lawsuit or action, if the third party asserts any claim relating to the alleged invalidity of any patent included within the Licensed IP, then at any time the Licensor may, in its discretion and with reasonable notice to Licensee, elect to assume and direct the handling of any such Infringement Claim and Validity Claim and any settlement thereof, with counsel selected by Licensor (which may be the same counsel retained by Licensee in connection with such matter), and such lawsuit or action shall be treated under this Section as if Licensor had initiated the lawsuit or action.  Licensee shall not enter into any settlement or other resolution of an Infringement Claim without the prior written approval of Licensor, which shall not be unreasonably withheld.

9.           No Third Party Beneficiaries.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.         Indemnification.

10.1.      Indemnification. Each of DSM and RBT PRO (each an “Indemnity Party”) agree to indemnify and hold harmless the other Indemnity Party, and the subsidiaries, managers, members, shareholders, officers, directors, employees, and agents of the other Indemnity Party (collectively, “Related Parties”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney’s fees) (collectively, “Damages”) that may be sustained, suffered or incurred by the other Indemnity Party (or that Party’s Related Parties), arising directly from or by reason of, or based upon any breach of any covenant, warranty or representation made by, the first Indemnity Party under this Agreement.

10.2       Claims.  Each indemnified Party agrees to give the other Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under Section 10.1.  Each Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. Each Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

10.3       LIMITATION OF LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.         Costs of Development.  Pursuant to the R&D Agreement, DSM has incurred more Costs of Development than RBT. The Parties have agreed that the amount of the difference is One Million, Two Hundred and Sixty-Five Thousand Dollars ($1,265,000 U.S.) (“Differential”).  The foregoing Cost of Development made by each of DSM and RBT was determined pursuant to Section 1.5 and Annex A-2 to the R&D Agreement and excludes any Costs of Development incurred after December 20, 2012.  In full satisfaction of any Cost of Development contribution required to be paid by RBT under the R&D Agreement, RBT shall pay to DSM the Differential as provided in the letter agreement attached hereto as Exhibit D. Notwithstanding the foregoing, RBT may pay DSM One Million Two Hundred Thousand Dollars ($1,200,000) on or before April 30, 2013 in full satisfaction of the Differential.

12.         Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the Parties at the addresses set forth herein for such Party or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

13.         Amendments and Waivers.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of DSM (on behalf of DSM), RBT PRO (on behalf of RBT PRO) and RBT (on behalf of RBT).  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

14.         Independent Contractors.  No Party shall be considered a partner, joint venturer, agent or other representative of any other Party for any purpose whatsoever and no Party shall hold itself out as such.  No Party (including their employees, officers, directors and agents) shall hold themselves out as an agent of the other Party. Nothing in this Agreement shall be construed to grant a Party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

15.         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

16.         Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such agreement or instrument, each other Party shall re execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

17.         Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of Laws principles.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of California, USA.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of California for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

18.         Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (i) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) words of any gender include each other gender, (iv) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (v) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (vi) “or” shall mean “and/or” and (viii) in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

19.         Further Assurances.  DSM, RBT and RBT PRO shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

20.         Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

21.         Assignment.  This Agreement and all rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Parties; provided, however, that a Party may, without such consent, (i) assign this Agreement, in whole or in part to an Affiliate, in which case the assigning party shall continue to be liable for the obligations of such Affiliate under this Agreement, or (ii) assign this Agreement, in whole or in part, to a successor in interest of all or substantially all of the assets or equity of the business of such Party to which this Agreement relates; provided that such assignee agrees to be bound by the terms and conditions hereof by executing an acknowledgement in the form and substance acceptable to the other Parties.

22.         Bankruptcy.  The Parties acknowledge and agree that all rights and licenses of the Foreground Technology, DSM Background Technology and RBT Background Technology granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code (or any successor provision) (the “Bankruptcy Regulations”) “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (the “Code”), which has been licensed hereunder in a contemporaneous exchange for value.  The Parties further acknowledge and agree that if a Licensor becomes insolvent, applies for or consents to the appointment of a trustee, makes a general assignment for the benefit of its creditors, commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other proceeding under bankruptcy law or elects to reject this Agreement, or if this Agreement is deemed to be rejected, pursuant to Section 365 of the Code for any reason, this Agreement shall be governed by Section 365(n) of the Code and each Party as a Licensee hereunder will retain and may elect to fully exercise its rights under this Agreement in accordance with such Section 365(n).

23.           Confidentiality.  Except as otherwise identified in this Section 23, the Parties agree that the terms of this Agreement (including its existence) and any non-public information provided hereunder are confidential and will be treated with the same care as other comparable confidential information held by the Parties.  Specifically, the receiving party shall not disclose the terms of this Agreement, or the disclosing party’s non-public information, to third parties who are not Affiliates, and shall not use the disclosing party’s non-public information other than in furtherance of this Agreement.  The foregoing obligations shall not apply to information that (i) has become publicly available other than as a result of any default or wrongful or negligent act or failure to act on the part of the receiving Party; (ii) is known to the receiving Party prior to its receipt from the other Party as evidenced by authentic, written documentation; (iii) has been rightfully received from a third party under no obligation of confidentiality prohibiting such disclosure; (iv) is independently developed by the receiving Party as evidenced by authentic, written documentation and without reference to or use of any confidential information or data of the other Party; (v) has been approved for release by written authorization of the other Party; (vi) is disclosed in judicial or administrative government proceedings either to enforce this Agreement or pursuant to the receiving Party’s compliance with applicable law, regulation, court order or other legal process, provided that reasonable steps are taken by such Party to make such disclosure under court seal or other procedure intended to preserve the confidential nature of the information being disclosed; (vii) if the disclosure is of nonpublic information belonging to the disclosing Party and five (5) years have passed since after the date of first disclosure by the disclosing Party; (viii) to the extent required by the United States Securities and Exchange Commission, the Financial Industry Regulatory Authority or any stock exchange on which a Party’s stock trades; (ix) to professionals under a duty of confidentiality, (x) to sublicensees under a duty of confidentiality similar to that contained herein and/or (xi) to actual and prospective customers of Licensee that agree in writing, for the express benefit of all Parties hereto and prior to any such disclosure, to maintain the confidentiality of such information to the same extent and in at least as strict a manner as set forth in the terms of this Agreement.

Notwithstanding the foregoing and anything else in this Agreement to the contrary, each Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Party relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent reasonably necessary to comply with any applicable securities laws, but in any event, each Party (and each employee, representative, or other agent of such Party) may consult any tax advisor regarding the tax treatment and tax structure of the transactions described herein.

24.         Public Announcements. No Party shall make any public announcement with regard to this Agreement, its content or the other Party without the prior written consent of the other Party; provided that RBT may make any disclosure required by be made by RBT with the United States Securities and Exchange Commission.

[Remainder of page left intentionally blank.  Signature page follows.]

Each Party has caused this Agreement to be duly executed by an authorized officer as of the Effective Date set forth above.

RBT PRO LLC

By: /s/ W. John Short
Name: W. John Short
Title: Chief Executive Officer

Dated: March 3, 2013

RICEBRAN TECHNOLOGIES

By: /s/ W. John Short
Name: W. John Short
Title: Chief Executive Officer

Dated: March 3, 2013

DSM NEW BUSINESS DEVELOPMENT B.V.

By: /s/ RW Van Leen
Name: RW Van Leen
Title: Chief Innovation Officer

Dated: March 14, 2013

[SIGNATURE PAGE TO LICENSE AGREEMENT]